Exhibit (h)(8)

AMENDMENT TO

FEE WAIVER AGREEMENT

This Amendment is executed as of October 31, 2012 by and between PIMCO ETF Trust (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”).

Recitals:

A.

The Trust and PIMCO are parties to the Fee Waiver Agreement relating to the PIMCO 1-3 Year U.S. Treasury Index Fund (the “Fund”) (as the same may have been amended from time to time, the “Agreement”), dated as of April 24, 2009.

B.	The Trust and PIMCO desire to amend the Agreement to reflect a name change for the Fund.

NOW, THEREFORE, intending to be legally bound, the parties to this Amendment agree as follows:

1.	All references to the name of the Fund in the Agreement are hereby changed to the PIMCO 1-3 Year U.S. Treasury Index Exchange-Traded Fund.

2.	In all other respects, the terms of the Agreement remain unchanged, and in full force and effect.

3.	This Amendment shall take effect as of the date it was executed, as indicated above.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

PIMCO ETF TRUST

By:	/s/ Henrik P. Larsen
Title: Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow
Title: Managing Director